Exhibit 21

                         Subsidiaries of the Registrant

Name Under Which Subsidiary Does                  State or Other Jurisdiction of
             Business                             Incorporation or Organization



ATA Airlines, Inc. (formerly
   American Trans Air)                               Indiana
Ambassadair Travel Club, Inc.                        Indiana
ATA Leisure Corp.                                    Indiana
Amber Travel, Inc.                                   Indiana
American Trans Air Training Corporation              Indiana
American Trans Air ExecuJet, Inc.                    Indiana
ATA Cargo, Inc.                                      California
Chicago Express Airlines, Inc.                       Georgia